UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2007

CDW CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Illinois	0-21796	36-3310735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 N. Milwaukee Ave., Vernon Hills, Illinois 60061

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 465-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a – 12 under the Exchange Act (17 CFR 240.14a – 12)

☐	Pre-commencement communications pursuant to Rule 14d –2(b) under the Exchange Act (17 CFR 240.14d(b))

☐	Pre-commencement communications pursuant to Rule 13e – 4(c) under the Exchange Act (17 CFR 240.13e –4(c))

Item 8.01.	Other Events.

On July 30, 2007, CDW Corporation (“CDW”) and the other named defendants reached an agreement in principle (the “agreement”) with the plaintiffs in the putative class action lawsuits filed in the United States District Court for the Northern District of Illinois (No. 07 CV 3033, Murphy v. CDW Corp. et al., and No. 07 CV 3571, Sarah E. Martin 1983 Minor’s Trust et al., by John C. Brogan, Trustee v. CDW Corp. et al.), and in the Circuit Court for the Nineteenth Judicial Circuit, Lake County, Illinois (No. 07 CH 1416, Schuman v. CDW Corp. et al., and No. 07 CH 1417, Fruchter v. CDW Corp. et al.). These actions were filed in connection with the merger agreement entered into by CDW on May 29, 2007, providing for the acquisition of CDW by VH Holdings, Inc. which upon the closing of the merger will be controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners Inc.

Under the terms of the agreement, CDW, the other named defendants, and plaintiffs have agreed to settle the actions subject to court approval. CDW and the other defendants deny the allegations in the actions and deny having committed, or having aided and abetted, any breach of fiduciary duty or other violation of state or federal law. The agreement provides for dismissal of the federal actions with prejudice, for certification of a settlement class, and for releases of all claims in both the federal and state actions by the settlement class effective upon approval of a stipulation of settlement by the federal court. Under the terms of the agreement, CDW has agreed to include the information set forth below in this current report on Form 8-K and, provided the merger closes and subject to the terms of the agreement, has agreed to pay certain attorneys’ fees, costs, and expenses incurred by plaintiffs. The agreement will not affect the amount of consideration to be paid to shareholders of CDW in connection with the merger. In addition, the agreement will not affect the timing of the special meeting of shareholders of CDW to vote upon the proposal to approve the merger agreement, which is scheduled for August 9, 2007.

The additional information CDW has agreed to include in this Form 8-K is as follows, and such information should be read in conjunction with CDW’s definitive proxy statement dated July 13, 2007 relating to the special meeting of CDW shareholders scheduled to be held on August 9, 2007:

1.	The CDW board’s belief that no strategic buyer would likely be interested in pursuing an acquisition of CDW at a price above that which would likely be offered by private equity sponsors was based, in part, on an analysis by Morgan Stanley presented at the CDW board meeting on March 4, 2007 indicating that the acquisition of CDW by a strategic buyer at a price comparable to that which might be bid by a private equity sponsor would likely have a dilutive effect on the earnings per share of any such strategic buyer. The CDW board received a similar analysis from Morgan Stanley at meetings of the CDW board held on May 10, 2007 and May 28, 2007.

2.	The CDW board’s request that Mr. Krasny recuse himself from a portion of the February 22, 2007 meeting and from subsequent meetings of the CDW board at which strategic alternatives, including a possible sale of CDW, were discussed was based on Mr. Krasny’s various past and current relationships with various potential private equity sponsors including Fund A, where he was an investor in one of the private equity funds sponsored by Fund A, and Fund B, where he had relationships, from time to time, with affiliates of Fund B, and on the possibility that equity sponsors might request or require Mr. Krasny to roll over a significant portion of his 21% equity stake in CDW, thereby placing Mr. Krasny in a position different from that of other members of the CDW board.

3.	The private equity sponsors authorized by CDW’s board on March 4, 2007 to be contacted by Morgan Stanley were selected because they were among the largest private equity sponsors, were believed to be among the private equity sponsors who were most knowledgeable about and interested in the industry in which CDW participates, and were believed to be capable of leading a transaction of this size.

4.	The special committee of the CDW board established on May 17, 2007 was established for the sole purpose of selecting and engaging a second investment banking firm that could render an opinion as to the fairness from a financial point of view of the financial consideration to be received by CDW shareholders pursuant to any merger agreement. The special committee was comprised of the following four directors: Daniel S. Goldin, Thomas J. Hansen, Donald P. Jacobs, and Terry L. Lengfelder.

5.	On June 11, 2007, before the opening of trading of CDW’s common stock, CDW publicly reported sales results for the month of May 2007. CDW’s common stock closed on June 11, 2007 at $85.19 per share, up $0.22 per share, or 0.3%, compared to the close on the previous trading day.

6.	On July 12, 2007, before the opening of trading of CDW’s common stock, CDW publicly reported sales results for the month of June 2007. CDW’s common stock closed on July 12, 2007 at $85.17 per share, up $0.11 per share, or 0.1%, compared to the close on the previous trading day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2007	CDW CORPORATION

	By:	/s/ Christine A. Leahy
Christine A. Leahy
Senior Vice President, General Counsel and Corporate Secretary